UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED
IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.___)

Filed by the Registrant ☐

Filed by a Party Other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

INSIGNIA SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

AIR T, INC.
GROVELAND CAPITAL LLC
NICHOLAS J. SWENSON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Fellow Shareholder,

The AIRT Group is currently the largest shareholder of Insignia. We have been long-term investors going back to 2013. Our goal is to maximize shareholder value for all Insignia investors and we are excited about the future.

I am writing you today because we need your help. We have a proposal on the ballot that needs the voting support of our fellow investors. Proposal #6 deals with a unique and uncommon Minnesota state statute that prevents shareholders who own more than 20% of the outstanding shares from voting their shares over that 20% limit. We strongly believe in good corporate governance and that voting rights should match the economic interest that an investor has in a company. Unfortunately, that is not the case currently at Insignia and we need your support so that we may vote our full share position. By voting on Proposal #6 on the enclosed proxy card, you will help ensure that ALL Insignia shareholders have the same voting rights – i.e., one share one vote.

Please vote FOR proposal #6 today!!

Please keep in mind that we are not seeking to take control of the company. Voting for our proposal will not cost you anything and it does not dilute your share position. Your rights and shareholdings will NOT be impacted. You would be simply allowing us to have the ability to vote our full position. In addition, we have agreed with Insignia that we will not increase our share position above 33-1/3% for a period of two years.

The concept that one share should equal one vote is democratic and good corporate governance. Like you, we have purchased all of our shares in the market. We took the same investment risks that our fellow investors chose when buying shares in Insignia and we are here for the long-term. As I mentioned before, we are not seeking to take control of the company. We believe that there is real value in Insignia and that together, over time, all of us as shareholders can help unlock shareholder value.

I thank you for your time and consideration. Please vote FOR proposal #6 today. If you have any questions please contact our proxy advisor Alliance Advisors toll free at: 833-795-8496.

Best Regards,

/s/ Nicholas J. Swenson

Air T, Inc., Groveland Capital LLC and Nicholas J. Swenson (collectively, the “Air T Group”) filed a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to solicit votes at the 2018 annual meeting of shareholders of Insignia Systems, Inc.  As of May 21, 2018, the record date for Insignia’s annual meeting, the Air T Group beneficially owned, in the aggregate, 3,850,282 shares of Insignia, representing approximately 32.2% of the outstanding shares of Common Stock as of such date.

Air T, Inc., Groveland Capital LLC and Nicholas J. Swenson  are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Air T Group’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF INSIGNIA SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING, AIR T GROUP AND AIR T GROUP’S SOLICITATION OF PROXIES. THESE PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.